EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Rollins, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

28,000
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 Par Value Per Share	Other(2)	928,000	$35.88(3)	$33,296,640.00(3)	0.00011020	$3,670.00
Total Offering Amounts					$33,296,640.00		$3,670.00
Total Fee Offsets							$0
Net Fee Due							$3,670.00

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the common stock, $1.00 par value per share (the “Common Stock”), of Rollins, Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock split, recapitalization, reclassification, merger, split-up, reorganization, consolidation or other capital adjustment effected without receipt of consideration that increases the number of outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Rollins 401(k) Savings Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended.

(3) The proposed maximum offering price per share of Common Stock and maximum aggregate offering price are based on the average of the high and low prices of the Registrant’s Common Stock as reported on The New York Stock Exchange on October 25, 2022.